Exhibit 99.1

Comerica to Repurchase Auction-Rate Securities
Comerica Board Plans to Reduce Quarterly Dividend
50 Percent to 33 Cents Per Share
DALLAS/September 18, 2008 — Comerica Incorporated (NYSE: CMA) today announced Comerica Securities, Inc. has reached agreements with the Financial Industry Regulatory Authority (FINRA), the State of Michigan Attorney General and the Michigan Office of Financial and Insurance Regulation regarding the repurchase of Auction-Rate Securities (ARS). These agreements provide a liquidity solution for retail clients who purchased ARS through Comerica Securities, the broker/dealer subsidiary of Comerica Bank.
“Even though Comerica Securities’ distributor role in the ARS market differed substantially from the roles held by Wall Street firms, we know our clients holding ARS have been facing unprecedented market conditions,” said Ralph W. Babb Jr., chairman and chief executive officer of Comerica Incorporated. “We have worked with FINRA, Michigan Attorney General Cox’s office and Michigan Office of Financial and Insurance Regulation Commissioner Ross’ office to provide relief to our retail clients, and we are pleased that we were able to accomplish this in a prompt and appropriate manner.
“In addition to offering to repurchase all ARS from our retail clients, we want to respond to the needs of all of our clients and, therefore, have decided to repurchase the ARS from institutional clients, as well. This ensures that all of our impacted customers are provided with a liquidity solution and we believe this distinguishes us from many other secondary dealers in the marketplace.”
Terms of the settlement with FINRA and the related buyback in respect of ARS held by retail clients include the following:
— Comerica Securities, in conjunction with Comerica Bank, will offer to repurchase at par ARS held for sale by its retail clients — individuals and charitable organizations, as well as businesses and other entities with ARS account values of up to $10 million — who purchased ARS through Comerica Securities at any time between May 31, 2006 and February 28, 2008. These repurchases will occur between October 1, 2008 and December 19, 2008. Comerica Bank will continue to offer loans to all affected retail clients of Comerica Securities in need of liquidity until the ARS repurchases occur. ARS that are the subject of functioning auctions or current calls or redemptions will not be eligible for repurchase.
— For those retail clients that sold ARS below par between February 28, 2008 and September 18, 2008, Comerica Securities will pay such retail clients the difference between par and the price at which these clients sold their ARS.
— Retail clients of Comerica Securities shall be permitted to pursue consequential damages against Comerica Securities with an independent arbitrator selected under the auspices of FINRA to be available for the exclusive purposes of arbitrating any Comerica Securities retail clients’ consequential damages claims.
— Comerica Securities shall agree to pay a fine in the amount of $750,000 to FINRA.
— Comerica Securities, without admitting or denying the allegations of findings therein, will enter into a Letter of Acceptance Waiver and Consent with FINRA.
Comerica Securities, in conjunction with Comerica Bank, separately will contact and offer to repurchase at par ARS held for sale by its institutional clients — businesses and other entities with ARS account values of in excess of $10 million — who purchased ARS through Comerica Securities prior to February 28, 2008. These repurchases will occur between October 1, 2008 and December 19, 2008. Comerica Bank will continue to offer loans to all affected institutional clients of Comerica Securities in need of liquidity until the ARS repurchases occur. ARS that are the subject of functioning auctions or current calls or redemptions will not be eligible for repurchase.
Comerica Incorporated estimates that the par value of ARS currently outstanding and eligible for repurchase total approximately $1.45 billion. Based on the terms of today’s announcement, current market conditions and estimated valuation of ARS to be repurchased in the respective offers, Comerica Incorporated currently expects to record approximately a $75 million after-tax charge ($0.50 per share) to third quarter 2008 earnings. Comerica Incorporated further expects that this charge will have approximately a 23 basis points negative impact to its Tier 1 capital ratio. Comerica Incorporated remains well above the regulatory capital requirement to be considered “well capitalized,” and within its targeted capital range. Going forward, Comerica Incorporated expects that the ARS will be accretive to net income as the current yield is in excess of the funding costs.

It is the intention of the Comerica Incorporated Board of Directors to reduce the quarterly dividend by 50 percent commencing with the fourth quarter 2008 dividend (payment date of January 1, 2009 for shareholders of record on December 15, 2008).
“We believe it is important to preserve and enhance our balance sheet strength in this uncertain economic environment,” said Babb. “While our 2008 financial outlook has not changed (excluding the third quarter charge described above), maintaining a solid capital position is prudent and provides us the flexibility to continue to expand in our growth markets. The decision to reduce the dividend was made after careful deliberation of our management and board, and we believe it positions us to provide long-term returns for our shareholders.”
To further strengthen its capital position, Comerica will continue to execute its previously announced capital optimization plan, which includes loan portfolio rationalization and expense controls.
Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada, China and Mexico. Comerica reported total assets of $66 billion at June 30, 2008. To receive e-mail alerts of breaking Comerica news, go to http://www.comerica.com/newsalerts.

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